UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 25, 2011
BIODEL INC.
(Exact name of registrant as specified in its charter)
Commission File Number 001-33451

Delaware (State or other jurisdiction of incorporation or organization)	90-0136863 (IRS Employer Identification Number)

100 Saw Mill Road
Danbury, Connecticut (Address of principal executive offices)	06810 (Zip code)
(203) 796-5000
(Registrant’s telephone number, including area code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On July 25, 2011, Biodel Inc. (the “ Company”) and N.V. Organon (“Organon”) executed an amendment (the “Amendment”) to the supply agreement entered into between the parties on July 7, 2008 and amended on November 12, 2009 (as so amended, the “Supply Agreement”). Pursuant to the Supply Agreement, Organon has agreed to sell and deliver to the Company, and the Company has agreed to purchase from Organon, specified quantifies of recombinant human insulin (the “Product”) for use in the Company’s Linjeta™ insulin formulations.
     The Amendment extends the term of the Supply Agreement from December 31, 2011 to June 30, 2018. The Amendment also amends and reallocates over the term of the Supply Agreement the quantities of recombinant human insulin that the Company has agreed to purchase and Organon has agreed to sell and deliver and releases the Company from any purchase commitments until the third calendar quarter of 2014. In addition, the Amendment grants the Company the right, at any time, to request additional quantities of the Product, in response to which Organon may submit an offer to the Company for such quantity of the Product as it would be willing to supply, and, if Organon elects to terminate the Supply Agreement for convenience prior to June 30, 2018, to purchase significant additional quantities of the Product from Organon upon such termination. Furthermore, the Amendment also amends the Supply Agreement to grant the Company and Organon certain mutual termination rights.
     In consideration of the amendments to the Supply Agreement, the Company has agreed to purchase a fixed percentage of its annual supply requirement of the Product from Organon, provided that if Organon is unable to supply the full amount of such requirement, the Company may source the shortfall quantity elsewhere until such time when Organon is able to supply the full amount. The Company has also agreed to assist Organon in marketing the Product and to provide a written summary of immunogenicity data specifically for presentation to potential Organon customers.
     The Company expects to file the Amendment as an exhibit to its Annual Report on Form 10-K for the period ending September 30, 2011, and intends to seek confidential treatment for certain terms and provisions of the Amendment. The foregoing description is qualified in its entirety by reference to the complete text of the Amendment when filed.
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
     This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management’s judgment regarding future events. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, future clinical trial results, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company’s forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements including, but not limited to, our ability to respond to the complete response letter regarding our new drug application for Linjeta™ in a timely manner and the possibility that information we provide in response to the letter may not be accepted by the FDA; our ability to secure FDA approval for Linjeta™ and our other product candidates under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act; our ability to market, commercialize and achieve market acceptance for product candidates developed using our VIAdel™ technology; the progress or success of our research, development and clinical programs and the initiation and completion of our clinical trials; the possibility that patients taking Linjeta™ may experience more injection site discomfort than they experience with competing products; unexpected data that may result from our clinical trials and our research and development activities; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; our estimates of future performance; our ability to enter into collaboration arrangements for the commercialization of our product candidates and the success or failure of those collaborations after consummation, if consummated; the rate and degree of market acceptance and clinical utility of our products; our commercialization, marketing and manufacturing capabilities and strategy; our estimates regarding anticipated operating losses, future revenues, capital requirements and our needs for additional financing; and other factors identified in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. The Company disclaims any obligation to update any forward-looking statements as a result of events occurring after the date of this report.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2011	BIODEL INC.
	By:	/s/ Gerard J. Michel
Gerard J. Michel, Chief Financial Officer

4